(LOGO) AURORA LOAN                                       SCHEDULE XIII
       SERVICES INC
     Corporate Headquarters/2530 S. Parker Rd., Suite 601/Aurora, CO 80014/
                     phone: 303-337-7371  800-880-0128/ fax: 303-337-7381






                             MANAGEMENT'S ASSERTION



As of November 30, 1997, and for the period from inception (May 15, 1997) through November 30, 1997, Aurora Loan Services, Inc. (the "Company") has compiled in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of November 30, 1997, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $100,000,000 and $5,000,000, respectively.


/s/Paul Szymanski
Paul Szymanski, Chief Financial Officer

February 26, 1996.